Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-29843, 333-29855, 333-69250, 333-69252, 333-70245, 333-82645, 333-106897, 333-109112, 333-139351, 333-139352, 333-186817, 333-206695, 333-231324, and 333-267024 on Form S-8 and Registration Statement No. 333-289489 on Form S-3 of our reports dated February 24, 2026, relating to the consolidated financial statements of SPX Technologies, Inc. and subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
February 24, 2026